Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

April 2012 Performance Update

The Frontier Fund Supplement Dated April 30, 2012 to Prospectus

Dated April 30, 2012.

The Frontier Fund Class 1 New

T H E   F RO N T I E R  F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	April 30, 2012 MTD	April 30, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	2.67%	-1.63%	$97.77
Frontier Long/Short Commodity Series-1a	0.98%	0.02%	$121.73
Frontier Masters Series-1	-0.43%	0.27%	$100.52

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of April 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2012

(Unaudited)

Income
Realized trading gain (loss)	$896,662.53
Unrealized trading gain (loss)	$1,266,563.50
Less: Commissions	$(103,306.80)
Less: Trading Fee paid to Managing Owner	$(136,020.39)
Interest income	$100,572.02

Total Income	$2,024,470.86
Expenses
Broker service fees	$114,757.92
Incentive fees	$34,133.60
Management fees	$91,323.80

Total Expenses	$240,215.32

Net Income (Loss)	$1,784,255.54

Statement of Changes in Net Asset Value

	Units	Dollars	Value per unit
Net asset value, beginning of month	714,839.37085	$68,071,952.78	95.23
Current month additions	2,289.21915	220,011.45
Current month redemptions	-26,382.63664	-2,540,040.50
Net income (loss) for current month		1,784,255.54	2.54

Net asset value, end of current month	690,745.95336	$67,536,179.27	97.77

	Monthly rate of return		2.67%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2012

(Unaudited)

Income
Realized trading gain (loss)	$319,236.84
Unrealized trading gain (loss)	$3,415.02
Less: Commissions	$(24,521.76)
Less: Trading Fee paid to Managing Owner	$(40,119.04)
Interest income	$34,330.64

Total Income	$292,341.70
Expenses
Broker service fees	$33,844.37
Incentive fees	$5,686.85
Management fees	$61,289.45

Total Expenses	$100,820.67

Net Income (Loss)	$191,521.03

Statement of Changes in Net Asset Value

	Units	Dollars	Value per unit
Net asset value, beginning of month	166,678.67836	$20,092,487.50	120.55
Current month additions	2,798.67471	339,188.81
Current month redemptions	-3,879.80665	-464,968.75
Net income (loss) for current month		191,521.03	1.18

Net asset value, end of current month	165,597.54642	$20,158,228.59	121.73

	Monthly rate of return		0.98%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2012

(Unaudited)

Income
Realized trading gain (loss)	$(396,965.61)
Unrealized trading gain (loss)	$421,213.18
Less: Commissions	$(28,246.02)
Less: Trading Fee paid to Managing Owner	$(69,817.34)
Interest income	$58,279.62

Total Income	$(15,536.17)
Expenses
Broker service fees	$58,901.91
Management fees	$77,666.44

Total Expenses	$136,568.35

Net Income (Loss)	$(152,104.52)

Statement of Changes in Net Asset Value

	Units	Dollars	Value per unit
Net asset value, beginning of month	346,942.04821	$35,022,931.93	100.95
Current month additions	7,577.46452	760,055.78
Current month redemptions	-4,298.24442	-427,675.51
Net income (loss) for current month		-152,104.52	-0.43

Net asset value, end of current month	350,221.26831	$35,203,207.68	100.52

	Monthly rate of return		-0.43%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2012

(Unaudited)

Income
Realized trading gain (loss)	$1,701,235.38
Unrealized trading gain (loss)	$2,368,013.05
Less: Commissions	$(192,862.00)
Less: Trading Fee paid to Managing Owner	$(253,845.07)
Interest income	$187,589.76
Total Income	$3,810,131.12
Expenses
Broker service fees	$127,183.73
Incentive fees	$64,393.84
Management fees	$170,395.69
Total Expenses	$361,973.26

Net Income (Loss)	$3,448,157.86

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,291,418.08806	$125,750,445.59	97.37
Current month additions	19,715.16338	1,961,734.80
Current month redemptions	-33,976.33050	-3,306,942.02
Net income (loss) for current month		3,448,157.86	2.74
Net asset value, end of current month	1,277,156.92094	$127,853,396.23	100.11

	Monthly rate of return		2.81%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of The Frontier Fund - Frontier Diversified Series

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2012

(Unaudited)

Income
Realized trading gain (loss)	$1,105,223.05
Unrealized trading gain (loss)	$27,458.92
Less: Commissions	$(85,278.12)
Less: Trading Fee paid to Managing Owner	$(88,355.43)
Interest income	$119,517.87
Total Income	$1,078,566.29
Expenses
Broker service fees	$40,045.62
Incentive fees	$19,630.59
Management fees	$299,546.18
Total Expenses	$359,222.39

Net Income (Loss)	$719,343.90

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	495,926.61249	$69,654,199.12	140.45
Current month additions	11,113.41473	1,390,532.51
Current month redemptions	-9,766.98094	-1,386,066.62
Net income (loss) for current month		719,343.90	1.08
Net asset value, end of current month	497,273.04628	$70,378,008.91	141.53

	Monthly rate of return		0.77%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of The Frontier Fund - Frontier Long/Short Commodity Series

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2012

(Unaudited)

Income
Realized trading gain (loss)	$(603,806.50)
Unrealized trading gain (loss)	$641,519.24
Less: Commissions	$(42,935.41)
Less: Trading Fee paid to Managing Owner	$(106,141.98)
Interest income	$88,584.49
Total Income	$(22,780.16)
Expenses
Broker service fees	$62,732.59
Management fees	$118,047.44

Total Expenses	$180,780.03

Net Income (Loss)	$(203,560.19)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	519,639.73506	$53,333,083.78	102.63
Current month additions	7,960.23679	800,311.84
Current month redemptions	-6,456.57891	-655,457.80
Net income (loss) for current month		-203,560.19	-0.40

Net asset value, end of current month	521,143.39294	$53,274,377.63	102.23

	Monthly rate of return		-0.40%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of The Frontier Fund - Frontier Masters Series